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                                                                     EXHIBIT 8.1


                   [Letterhead of Jones, Day, Reavis & Pogue]



                                  April 1, 2002


Alderwoods Group, Inc.
311 Elm Street, Suite 1000
Cincinnati, OH  45202

                  Re: 11% Senior Secured Notes due 2007; 12 1/4% Senior Notes due 2004; and 12 1/4% Senior Notes due 2009

Gentlemen and Ladies:

         We have acted as counsel to Alderwoods Group, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of a registration statement on Form S-1 (the "Registration Statement") relating to the resale by certain selling security holders of, among other things, the Company's 11% Senior Secured Notes due 2007, 12 1/4% Senior Notes due 2004, and 12 1/4% Senior Notes due 2009.

         We have prepared the discussion in the Registration Statement under the caption "Important United States Federal Income Tax Consequences." In our opinion, that discussion, insofar as it purports to describe the provisions of law referred to therein, fairly summarizes such law and is accurate in all material respects.

         We express no opinion on matters other than those referred to above. This opinion is intended for the sole benefit of the Company and may not be relied on by any other person. We consent to the filing of this opinion as
Exhibit 8.1 to the Registration Statement.



                                                Very truly yours,


                                                /s/  JONES, DAY, REAVIS & POGUE
                                                Jones, Day, Reavis & Pogue